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                                                                     EXHIBIT 3.3


                         WEATHERFORD INTERNATIONAL, INC.

                           CERTIFICATE OF DESIGNATION

                    SERIES A PREFERRED STOCK, $1.00 PAR VALUE
                             (ONE SHARE AUTHORIZED)

         Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware and pursuant to authority conferred upon the Board of Directors of Weatherford International, Inc., a Delaware corporation (the "Company"), by the provisions of the Company's Amended and Restated Certificate of Incorporation, as amended, the undersigned hereby certifies on behalf of the Company that the Board of Directors of the Company adopted the following resolutions at a meeting thereof duly convened and held on June 9, 2000:

                  RESOLVED, that pursuant to Article 4 of the Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), which authorizes the Company to issue up to 3,000,000 shares of preferred stock, $1.00 par value, the Board of Directors hereby establishes a new series of preferred stock, with the following designation, powers, preferences and rights, and the qualifications, limitations or restrictions thereof:

         1.       Designation

         The distinctive serial designation of such series is "Series A Preferred Stock" (hereinafter called "Series A"), and the number of shares constituting Series A shall be one.

         2.       No Dividend Right

         The holder or holders of Series A shall have no rights as to payment of dividends or other distributions in cash, stock or other property.

         3.       No Rights as to Redemption, Conversion, Exchange or Otherwise.

         The Series A shall not be subject to redemption, conversion or exchange rights at the option of the holder or holders thereof or be entitled to any other rights not expressly set forth herein, nor shall the Company have any obligations with respect thereto. The Company may redeem the Series A for $1.00 in the event (a) no Exchangeable Shares are outstanding, (b) each of the Company and Weatherford Services elect to terminate the Voting Agreement, as approved by the holders of the Exchangeable Shares in accordance with the provisions of such shares, or (c) as permitted pursuant to the terms of the Voting Agreement or any amendments or supplements thereto.

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         4.       Limited Voting Rights

                  (a) Except as expressly provided in paragraph 4(b) of this Certificate of Designation, the holder or holders of the Series A shall be entitled to vote or consent in writing ("vote") only with respect to matters for which the holders of Common Stock are entitled to vote, in each case voting with the holders of the Common Stock and any other outstanding series of Preferred Stock voting with the Common Stock, all voting as a single class, and not voting as a separate class or series. The holder or holders of the outstanding share of Series A shall be entitled to cast or exercise that number of votes as are equal to the number of Exchangeable Shares that are outstanding on any record date set for the voting or written consent of Common Stock. The record date for the holder of the outstanding share of Series A, whether at an annual or special meeting of stockholders or by written consent, shall be the same date as the record date established for the Common Stock.

                  (b) The holder or holders of the Series A shall in all cases vote with the holders of the Common Stock and any other outstanding series of Preferred Stock voting with the Common Stock, all voting as a single class, and the holder or holders of Series A shall have no right to vote in a class separate from the Common Stock, except in the case, and only in the case, of a vote on a proposed amendment to the Certificate of Incorporation required to be submitted to a vote of the Company's stockholders where such proposed amendment would (i) increase or decrease the par value of the Preferred Stock (in which case the Series A would have one vote per share and would vote with all outstanding shares of Preferred Stock voting together as a single class), or (ii) modify or change the powers, preferences, or special rights of the share of Series A as expressly set forth herein so as to affect them adversely (in which case the Series A would have one vote per share and would vote as a separate class).

                  (c) The Certificate of Incorporation may be amended from time to time in a manner that would solely modify or change the relative powers, preferences and rights and the qualifications and limitations or restrictions of any issued shares of any series of Preferred Stock other than the Series A then outstanding without the consent or approval of the holder or holders of the Series A. Any such amendment shall be deemed not to have affected the holders of the Common Stock or the Series A adversely.

                  (d) Subject to paragraph 4(b) of this Certificate of Designation, the holder or holders of the Series A shall vote with the holders of the



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                           Common Stock and any other outstanding series of
                           Preferred Stock voting with the Common Stock, all voting as a single class, in voting on any proposed merger, consolidation or other business combination involving the Company on which the stockholders of the Company are entitled to vote. The holder or holders of the Series A shall not be entitled to any separate class vote on any such transaction and the rights of the Series A shall not be deemed to have been adversely affected thereby notwithstanding the fact that the Company may no longer exist or the fact that the Series A may no longer be outstanding following such transaction.

         5.       Liquidation Rights

         In the event of any complete liquidation, dissolution or winding-up of the Company, the Series A shall have a liquidation value of $1.00 per share and shall rank junior to all other Preferred Stock and senior to all Common Stock as to the distribution of assets of the Company. A merger or consolidation of the Company shall not be considered a liquidation, dissolution or winding up of the Company.

         6.       No Other Benefits

         The holder or holders of the share of Series A shall not be entitled to the benefit of conditions and restrictions upon (a) the creation of indebtedness of the Company or any subsidiary, (b) the issuance of any additional stock (including additional shares of Series A or of any other series) or (c) the payment of dividends or the making of other distributions on the purchase, redemption or other acquisition by the Company or any subsidiary of any outstanding stock of the Company.

         7.       No Other Rights

         The Series A shall have no other relative rights, powers or preferences or any qualifications, limitations or restrictions thereof except as expressly and specifically set forth herein.

         8.       Definitions

         For the purposes hereof, the following terms shall have the following respective meanings:

         "Common Stock" means shares now or hereafter issued of the class of Common Stock, $1.00 par value, presently authorized by the Certificate of Incorporation and stock of any other class into which such shares may hereafter have been reclassified or changed.


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         "Exchangeable Shares" means the Series 1 Exchangeable Shares of
         Weatherford Services.

         "Preferred Stock" means the shares now or hereafter issued of the class of Preferred Stock, $1.00 par value, presently authorized by the Certificate of Incorporation; and

         "Voting Agreement" means the Voting and Exchange Trust Agreement dated August 10, 2000, as amended or supplemented from time to time, between the Company, Weatherford Oil Services, Inc. and Montreal Trust Company of Canada, and its successors.

         "Weatherford Services" means Weatherford Oil Services, Inc., an Alberta, Canada corporation.

                  RESOLVED, that the Secretary or Assistant Secretary of the Company is hereby authorized and directed, for and in the name and on behalf of the Company, to execute, acknowledge and file, pursuant to
         Section 103 of the General Corporation Law of the State of Delaware, a certificate of designations including the foregoing resolution pursuant to Section 151(g) of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned has executed this certificate this 7th day of August, 2000.

                                             WEATHERFORD INTERNATIONAL, INC.



                                             By:      /s/ Burt M. Martin
                                                 -------------------------------
                                                          Burt M. Martin
                                                        Assistant Secretary


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